Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” and to the use of our reports dated May 31, 2007, in the Registration Statement (Form F-1 No. 333- ) and related Prospectus of Cosan Limited for the registration of class A common shares of its common stock.

Ernst & Young Auditores Independentes S.S.

/s/ B. Alfredo Baddini Blanc
B. Alfredo Baddini Blanc Accountant

Campinas, Brazil

June 25, 2007